Exhibit 99.4

UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL INFORMATION

On January 15, 2014, Parametric Sound Corporation (“Parametric”) completed a merger (the “Merger”) of its wholly-owned subsidiary, Paris Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into VTB Holdings, Inc., a Delaware corporation (“VTBH”), in accordance with the terms and conditions of the Agreement and Plan of Merger dated August 5, 2013 among the Company, VTBH and Merger Sub (the “Merger Agreement”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of Parametric.

The merger is being accounted for as a reverse acquisition under the acquisition method of accounting. For accounting purposes, VTBH is considered to be the accounting acquirer. This results in VTBH allocating the total purchase consideration issued in the acquisition to the fair value of Parametric’s assets and liabilities as of the acquisition date, with any excess purchase consideration being recorded as goodwill.

The unaudited pro forma combined consolidated balance sheet is presented to show how Parametric might have looked had the acquisition occurred as of December 31, 2013. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2013 is presented to show how Parametric might have looked had the acquisition occurred as of January 1, 2013, the beginning of the presented period.

This pro forma combined consolidated information is based on, and should be read in conjunction with, the following:

•	The historical audited financial statements of Parametric as of and for the fiscal year ended September 30, 2013, included in a Form 10-K filed on November 26, 2013;

•	The historical unaudited financial statements of Parametric for the three months ended December 31, 2013 and 2012, included in a Form 10-Q filed on February 10, 2014; and

•	The historical audited financial statements of VTBH as of and for the fiscal years ended December 31, 2013, 2012 and 2011, included as Exhibit 99.3 in this Form 8-K/A.

The unaudited pro forma combined consolidated balance sheet was derived from VTBH’s audited financial statements and Parametric’s unaudited financial statements as of December 31, 2013. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2013 was derived from the audited financial statements of VTBH for the year ended December 31, 2013 and Parametric’s unaudited results from operations for the three months ended December 31, 2013 and the nine months ended September 30, 2013.

The unaudited pro forma combined consolidated financial information was prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma adjustments reflecting the acquisition have been prepared in accordance with the business combination accounting guidance and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The detailed assumptions used to prepare the unaudited pro forma combined consolidated financial information are contained in the notes hereto and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed during the periods presented above, nor is it indicative of the future results or financial position of the combined company. In connection with the unaudited pro forma combined consolidated financial information, the total purchase consideration was allocated based on the best estimates of fair value. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma combined consolidated financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma combined consolidated statements of operations do not include certain nonrecurring charges which resulting directly from the acquisition as described in the accompanying notes.

Parametric Sound Corporation

Unaudited Pro Forma Combined Consolidated Balance Sheet

as of December 31, 2013

(In thousands, except share and per share date)

	Historical
	VTB Holdings Inc.	Parametric Sound Corporation	Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,509	$4,668	$11,177	$—		$11,177
Accounts receivable, net	48,542	117	48,659	—		48,659
Inventories, net	49,643	724	50,367	—		50,367
Deferred tax assets	2,214	—	2,214	6,686	4(a)	8,900
Prepaid expenses and other current assets	3,561	172	3,733	—		3,733
Prepaid income taxes	2,925	—	2,925	—		2,925

Total current assets	113,394	5,681	119,075	6,686		125,761
Property and equipment, net	7,369	211	7,580	—		7,580
Deferred tax assets, long term portion	827	—	827	—		827
Intangible assets, net	3,972	1,454	5,426	34,966	4(b)	40,392
Goodwill	—	—	—	70,631	4(c)	70,631
Other assets	1,745	—	1,745	—		1,745

TOTAL ASSETS	$127,307	$7,346	$134,653	$112,283		$246,936

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:

Revolving line of credit	$39,736	$—	$39,736	$—		$39,736
Term loan, current	14,500	—	14,500	—		14,500
Accounts payable	44,136	1,110	45,246	—		45,246
Accrued liabilities	8,615	97	8,712	3,076	4(d)	11,788
Due to shareholders	3,125	—	3,125	—		3,125
Derivative liability	392	—	392	—		392
Income taxes payables	—	—	—	—		—
Other current liabilities	705	—	705	—		705
Capital lease obligation	—	38	38	—		38

Total current liabilities	111,209	1,245	112,454	3,076		115,530

Capital lease obligation, long-term portion	—	85	85	—		85
Term loan, long-term portion	—	—	—	—		—
Series B redeemable preferred stock	13,713	—	13,713	—		13,713
Subordinated loan	10,342	—	10,342	—		10,342
Income tax payable, long-term portion	1,986	—	1,986	—		1,986
Due to shareholders, noncurrent portion	—	—	—	—		—
Deferred tax liabilities	850	—	850	13,476	4(e)	14,326

TOTAL LIABILITIES	138,100	1,330	139,430	16,552		155,982

Series A convertible preferred stock	24,345	—	24,345	(24,345)	4(f)	—

STOCKHOLDERS’ (DEFICIT) EQUITY:
Parametric common stock	—	7	7	30	4(g)	37
VTBH common stock	353	—	353	(353)	4(g)	—
Additional paid-in capital	(54,371)	23,066	(31,305)	105,621	4(g)	74,316
Accumulated other comprehensive income	105	—	105	—		105
(Accumulated deficit) retained earnings	18,775	(17,057)	1,718	14,778	4(h)	16,496

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(35,138)	6,016	(29,122)	120,076		90,954

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY	$127,307	$7,346	$134,653	$112,283		$246,936

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

The pro forma adjustments are explained in Note 4.

Parametric Sound Corporation

Unaudited Pro Forma Combined Consolidated Statement of Operations

Year Ended December 31, 2013

(In thousands, except per share and per share date)

	Historical
	VTB Holdings Inc.	Parametric Sound Corporation	Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined
Net Revenue	$178,470	$522	$178,992	$—		$178,992
Cost of revenues	128,141	274	128,415	692	5(a)	129,107

Gross profit	50,329	248	50,577	(692)		49,885
Operating expenses:
Selling and marketing	31,645	2,136	33,781	60	5(a)	33,841
Product development	4,873	2,204	7,077	(124)	5(a)	6,953
General and administrative	8,349	2,798	11,147	—		11,147
Business transaction	3,864	2,277	6,141	(6,141)	5(b)	—

Total operating expenses	48,731	9,415	58,146	(6,205)		51,941

Operating income (loss)	1,598	(9,167)	(7,569)	5,513		(2,056)

Interest expense, net	(6,626)	1	(6,625)	—		(6,625)
Other expense	(45)	(7)	(52)	—		(52)

Total other (expense)	(6,671)	(6)	(6,677)	—		(6,677)

(Loss) income before provision for income taxes	(5,073)	(9,173)	(14,246)	5,513		(8,733)

Provision for income taxes (income tax benefit)	1,090	—	1,090	2,040	5(c)	3,130

Net income (loss)	$(6,163)	$(9,173)	$(15,336)	$3,473		$(11,863)

Net income (loss) attributable to common stockholders:
Basic	$(6,163)	$(9,173)				$(11,863)

Diluted	$(6,163)	$(9,173)				$(11,863)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.17)	$(1.36)				$(0.32)

Diluted	$(0.17)	$(1.36)				$(0.32)

Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	35,282,286	6,745,622				36,972,722

Diluted	35,282,286	6,745,622				36,972,722

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

The pro forma adjustments are explained in Note 5.

1.	Description of Transaction and Basis of Presentation

Description of Transaction

On January 15, 2014, Parametric Sound Corporation (“Parametric”) completed a merger (the “Merger”) of its wholly-owned subsidiary, Paris Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into VTB Holdings, Inc., a Delaware corporation (“VTBH”), in accordance with the terms and conditions of the Agreement and Plan of Merger dated August 5, 2013 among the Company, VTBH and Merger Sub (the “Merger Agreement”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of Parametric.

In connection with the Merger, Parametric issued to the former holders of VTBH common stock and Series A Preferred Stock an aggregate of 30,227,100 shares of Parametric common stock, par value $0.001 per share. The number of shares of common stock issued was computed in accordance with the formula specified in the Merger Agreement using a Per Share Number (as defined in the Merger Agreement) of 0.35997. In addition, in accordance with the terms of the Merger Agreement, all then outstanding options to purchase shares of VTBH common stock were converted into options to purchase 3,960,783 shares of Parametric common stock and were assumed (the “Converted Options”). These newly issued shares of common stock, together with the Converted Options, represented approximately 80% of the total issued and outstanding shares of Company common stock, on a fully-diluted basis at the Merger date.

The issued share capital on the assumed acquisition date of December 31, 2013 was 37,495,722 shares of common stock and consisted of 7,268,622 shares of Parametric and 30,227,100 shares assumed issued to security holders of VTBH.

Basis of Presentation

The reverse acquisition of Parametric by VTBH is being accounted for using the acquisition method of accounting for business combinations. The excess purchase consideration over the fair values of assets acquired and liabilities assumed is recorded as goodwill.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined consolidated statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments.

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statements of operations because they will not have a continuing impact on the combined results.

2.	Purchase Consideration Allocation

The purchase consideration in a reverse acquisition is determined with reference to the fair value of equity interests that the accounting acquirer (VTBH) has issued to the owners of the accounting acquiree (Parametric). The fair value of Parametric’s common stock was determined based on the closing stock price of Parametric’s common stock as of January 15, 2014.

The estimated total purchase consideration is calculated as follows (in thousands, except share and per share data):

Outstanding shares of common stock of Parametric as of Merger date	7,274,622
Closing price per share of Parametric common stock as of January 15, 2014	$14.30

Total purchase consideration	$104,027

The following table summarizes the preliminary allocation of the estimated purchase consideration to the fair values of assets acquired and liabilities assumed of Parametric, with the excess recorded as goodwill (dollars in thousands):

Cash and cash equivalents	$4,668
Accounts receivable	117
Deferred tax asset	5,890
Other current assets	896
Property and equipment	211
Intangible assets:
In-process research and development (IPR&D) (1)	27,100
Developed technology (2)	8,880
Customer relationships (2)	270
Trade name (2)	170
Goodwill (3)	70,631
Accounts payable and accrued liabilities	(1,207)
Capital lease obligation	(123)
Deferred tax liability	(13,476)

Total	$104,027

(1)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects, or IPR&D. IPR&D is considered an indefinite-lived intangible asset until the completion or abandonment of the associated research and development efforts. Accordingly, during the development period, the IPR&D is not amortized but subject to impairment review. The IPR&D is reflected as an acquired asset in the unaudited pro forma combined consolidated balance sheet. No amortization of the IPR&D has been reflected in the unaudited pro forma combined consolidated financial statements as the assets are considered indefinite-lived.
(2)	The acquired intangible assets relating to developed technology, customer relationships and trade name are subject to amortization. Developed technology will be amortized on a straight-line basis over an estimated useful life of approximately eight years with the amortization being included within cost of revenue. Customer relationships and trade name will be amortized on a straight-line basis over an estimated useful life of two years and five years with the amortization being included within sales and marketing expense.
(3)	The excess purchase consideration over the fair values of assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but tested for impairment on an annual basis or when the indicator for impairment exists.

The preliminary valuation of the intangible assets acquired was determined using currently available information and reasonable and supportable assumptions. The fair value of IPR&D, developed technology, and trade name intangible assets was determined using the “income method,” which starts with a forecast of all the expected future net cash flows from such assets. Because customer relationships are not mature, the fair value customer relationship intangible assets were determined using the “cost method”, which starts with an analysis of the estimated costs to replace the existing asset. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

3.	Conforming Adjustments

The accounting policies used in the preparation of the unaudited pro forma combined consolidated financial information are those set out in VTBH’s audited financial statements as of December 31, 2013 and Parametric’s audited financial statements as of September 30, 2013. Certain reclassification adjustments were made to the historical consolidated statements of operations of Parametric to conform the presentation to that of VTBH as the accounting acquirer and are reflected in the historical column for Parametric.

4.	Unaudited Pro Forma Adjustments – Balance Sheet

The unaudited pro forma combined consolidated balance sheet has been prepared assuming an acquisition date of December 31, 2013 with the following pro forma adjustments:

4a)	Deferred Tax Assets – Represents the adjustment related to the net increase in Parametric’s and VTBH’s accrued expenses for estimated transaction costs and the reversal of the valuation allowance against Parametric’s net operating loss carryforwards as the combined company expects to be able to utilize them.

4b)	Intangible Assets – Represents the adjustment to record the acquired intangible assets from Parametric at fair value, as follows (in thousands):

Preliminary fair value of acquired intangible assets	$36,420
Eliminate Parametric’s historical intangible assets	(1,454)

Total	$34,966

4c)	Goodwill – Represents the adjustment to record the excess between the fair value of the consideration transferred and the preliminary values assigned to the assets acquired and liabilities assumed.

4d)	Accrued Liabilities – Represents the accrual for estimated transaction costs of $3.1 million related to the acquisition that are not reflected in the consolidated financial statements.

4e)	Deferred Tax Liabilities – Represents the adjustment related to the net increase in the acquired intangible assets.

4f)	Series A Convertible Preferred Stock – Represents the cancellation and conversion of VTBH’s outstanding Series A convertible preferred stock into shares of Parametric’s common stock on the close of the acquisition.

4g)	Common Stock and Additional Paid-In Capital – The adjustments made to common stock and additional paid-in capital are as follows (in thousands):

Common Stock
Record the par value of the common stock that was issued	$30
Eliminate VTBH’s historical issued and outstanding common stock	(353)

Total common stock	$(323)

Additional Paid-In Capital
Eliminate Parametric’s historical additional paid-in capital	$(23,066)
Record the conversion of VTBH’s outstanding Series A convertible preferred stock into Parametric common stock	24,345
Record the conversion of VTBH’s issued and outstanding common stock into Parametric common stock	315
Record purchase consideration, net of par value of Parametric common stock	104,027

Total additional paid-in capital	$105,621

Total common stock and additional paid-in capital	$105,298

4h)	Retained Earnings (Accumulated Deficit) – The adjustments made to retained earnings (accumulated deficit) are as follows:

Eliminate Parametric’s historical accumulated deficit	$17,057
Accrue estimated transaction costs to be incurred by Parametric and VTBH through accumulated deficit, net of expected tax impact	(2,279)

Total	$14,778

5.	Unaudited Pro Forma Adjustments – Statements of Operations

The unaudited pro forma combined consolidated statements of operations were prepared assuming an acquisition date of January 1, 2013 with the following pro forma adjustments:

5a)	Intangible Asset Amortization – Represents the additional amortization recognized on the acquired intangible assets that are subject to amortization.

5b)	Transaction Costs – Represents the elimination of acquisition-related transaction and merger related costs as they have no continuing impact on the combined consolidated results of operations.

5c)	Provision for Income Taxes – Represents the change in the provision for income tax consisting of the income tax effect of the respective pro forma adjustments based on the statutory rate of 37%, except for the pro forma adjustments related to the amortization of intangible assets and the non-deductibility of certain transaction costs.